UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: April 6, 2011 (April 5, 2011)

(Date of Earliest Event Reported)

PENN VIRGINIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	1-13283	23-1184320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Radnor Corporate Center, Suite 200 100 Matsonford Road, Radnor, Pennsylvania		19087
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 687-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 5, 2011, Penn Virginia Corporation (the “Company”) and certain of its subsidiaries named therein (the “Guarantors”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, as representative of the several underwriters named therein (the “Underwriters”), to sell an aggregate of $300,000,000 principal amount of the Company’s 7.25% Senior Notes due 2019 (the “Notes”) to the Underwriters (the “Offering”). The Notes will be unconditionally guaranteed by the Guarantors.

A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1, is incorporated herein by reference and is hereby filed. The description of the Underwriting Agreement in this report is a summary and is qualified in its entirety by the terms of the Underwriting Agreement. The net proceeds from the sale of the Notes are estimated to be approximately $293.0 million (after deducting underwriting discounts and commissions and estimated expenses).

Certain of the Underwriters or their affiliates are lenders under the Company’s revolving credit facility (the “Revolver”). Certain of the Underwriters or their affiliates are also holders of the Company’s 4.50% Convertible Senior Subordinated Notes due 2012 (the “Convertible Notes”) and, accordingly, they will receive a portion of the net proceeds of the Offering in connection with the Company’s previously announced tender offer with respect to the Convertible Notes (the “Tender Offer”). In addition, Wells Fargo Bank, National Association, an affiliate of Wachovia Capital Markets, LLC, which is one of the Underwriters, is the trustee under the indenture governing the Notes, the trustee under the indenture governing the Company’s 10.375% Senior Notes due 2016 (the “2016 Senior Notes”) and the trustee under the indenture governing the Convertible Notes. Furthermore, J.P. Morgan Securities LLC, which is one of the Underwriters, is the dealer manager for the Tender Offer and the solicitation agent for the Company’s previously announced consent solicitation with respect to the 2016 Senior Notes.

The Underwriters and their affiliates have provided in the past to the Company and its affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for the Company and its affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the Underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in the Company’s debt or equity securities or loans.

The Offering was made pursuant to a shelf registration statement on Form S-3 (File No. 333-172674), which became effective upon its filing with the Securities and Exchange Commission on March 8, 2011.

Item 7.01.	Regulation FD Disclosure.

On April 5, 2011, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. On April 6, 2011, the Company issued a press release announcing the extension of the Tender Offer. A copy of the press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information contained in this Item 7.01 and the press releases are being furnished under Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information and exhibits be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

1.1	Underwriting Agreement, dated April 5, 2011, among Penn Virginia Corporation, the subsidiary guarantors named therein and J.P. Morgan Securities LLC, as the representative of the several underwriters named therein, relating to the 7.25% Senior Notes due 2019.

99.1	Press release of Penn Virginia Corporation dated April 5, 2011.

99.2	Press release of Penn Virginia Corporation dated April 6, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2011

Penn Virginia Corporation

By:	/s/ NANCY M. SNYDER
Name:	Nancy M. Snyder
Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description

1.1	Underwriting Agreement, dated April 5, 2011, among Penn Virginia Corporation, the subsidiary guarantors named therein and J.P. Morgan Securities LLC, as the representative of the several underwriters named therein, relating to the 7.25% Senior Notes due 2019.

99.1	Press release of Penn Virginia Corporation dated April 5, 2011.

99.2	Press release of Penn Virginia Corporation dated April 6, 2011.